EXHIBIT 4.1

FORTY-SIXTH AMENDMENT TO THE
THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

     This FORTY-SIXTH AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of February 28, 2005 (this “Amendment”), is being executed by AIMCO-GP, Inc., a Delaware corporation (the “General Partner”), as the general partner of AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 7.3.C(7) of the Third Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., dated as of July 29, 1994, as amended and/or supplemented from time to time (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

     WHEREAS, on March 11, 2002, Casden Properties, Inc. merged with and into the Previous General Partner (the “Casden Merger”);

     WHEREAS, pursuant to the Casden Merger agreement and related documents, upon completion of each of certain properties and the satisfaction of other conditions, the Previous General Partner has agreed to pay additional, deferred consideration in respect of the Casden Merger, and to purchase the general partner interest in the entities that own each such property;

     WHEREAS, in order to fund such payments with respect to the particular property commonly known as Park La Brea B (a.k.a. The Palazzo East at Park La Brea), the Partnership has loaned $85,411,947.12 to the Previous General Partner, which loan is evidenced by a promissory note, dated February 28, 2005, in the original principal amount of $85,411,947.12;

     WHEREAS, the Previous General Partner has contributed to the Partnership the assets acquired in connection with the Casden Merger, including the general partner interest described above and, in connection with such contribution, the Partnership proposes to issue to the Special Limited Partner 3,416,478 Class Thirteen Partnership Preferred Units; and

     WHEREAS, pursuant to Section 4.2.A of the Agreement, the General Partner is authorized to determine the designations, preferences and relative, participating, optional or other special rights, powers and duties of Partnership Preferred Units.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit XX,” in the form attached hereto, which shall be attached to and made a part of the Agreement.

2.	Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: AIMCO-GP, INC.
By:	/s/ Paul McAuliffe
Paul McAuliffe Chief Financial Officer and Executive Vice President

EXHIBIT XX

PARTNERSHIP UNIT DESIGNATION OF THE
CLASS THIRTEEN PARTNERSHIP PREFERRED UNITS
OF AIMCO PROPERTIES, L.P.

     1. Number of Units and Designation.

     A class of Partnership Preferred Units is hereby designated as “Class Thirteen Partnership Preferred Units,” and the number of Partnership Preferred Units constituting such class shall be 3,416,478.

     2. Definitions.

     For purposes of the Class Thirteen Partnership Preferred Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement:

"Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 29, 1994, as amended.

“AIMCO” shall mean Apartment Investment and Management Company, a Maryland corporation.

"Class Thirteen Partnership Preferred Unit” means a Partnership Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Exhibit XX.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

"Distribution Payment Date” shall mean December 31 of any year beginning with December 31, 2005, and continuing until no Class Thirteen Partnership Preferred Units remain outstanding.

"Junior Partnership Units” shall have the meaning set forth in paragraph (c) of Section 7 of this Exhibit XX.

"Liquidation Preference” shall mean, with respect to each Class Thirteen Partnership Preferred Unit, as of any date, Twenty-Five Dollars ($25.00), plus an amount equal to all distributions (whether or not declared or earned) accumulated, accrued and unpaid on such Class Thirteen Partnership Preferred Unit as of such date.

"Parity Partnership Units” shall have the meaning set forth in paragraph (b) of Section 7 of this Exhibit XX.

"Partnership” shall mean AIMCO Properties, L.P., a Delaware limited partnership.

"Promissory Note” shall mean the Promissory Note, dated February 28, 2005, in the original principal amount of $85,411,947.12, made by AIMCO in favor of the Partnership (bearing simple interest at 5.25%, payable on December 31 of each year).

"Senior Partnership Units” shall have the meaning set forth in paragraph (a) of Section 7 of this Exhibit XX.

     3. Distributions.

     On every Distribution Payment Date, the holders of Class Thirteen Partnership Preferred Units shall be entitled to receive distributions payable in cash in an amount equal to $1.3125 per Class Thirteen Partnership Preferred Unit. Each such distribution shall be payable to the holders of record of the Class Thirteen Partnership Preferred Units, as they appear on the records of the Partnership at the close of business on the Distribution Payment Date. Distributions shall accumulate from the date of original issuance of the Class Thirteen Partnership Preferred Units.

     4. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Partnership Units, the holders of Class Thirteen Partnership Preferred Units shall be entitled to receive the Liquidation Preference for each Class Thirteen Partnership Preferred Unit as of the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class Thirteen Partnership Preferred Units have been paid their aggregate Liquidation Preference in full, no payment shall be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Class Thirteen Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Class Thirteen Partnership Preferred Units and any such Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Class Thirteen Partnership Preferred Units and any such other Parity Partnership Units if all amounts payable thereon were paid in full. For the purposes of this Section 4, a consolidation or merger of the Partnership with one or more partnerships, or a sale or transfer of all or substantially all of the Partnership’s assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

        (b) Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Class Thirteen Partnership Preferred Units and any Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class Thirteen Partnership Preferred Units and any Parity Partnership Units shall not be entitled to share therein.

     5. Conversion.

        (a) If AIMCO uses all or any portion of the net proceeds from any sale of its equity securities to pay or prepay all or any portion of the outstanding balance of the Promissory Note, a number of Class Thirteen Partnership Preferred Units equal to the amount of such net proceeds used to pay or prepay the outstanding balance of the Promissory Note, divided by the Liquidation Preference, shall be automatically converted into (i) if such equity securities are shares of AIMCO’s Class A Common Stock, a number of Partnership Common Units equal to the number of shares sold by AIMCO, and (ii) in the case of any other equity securities, an equal number of equity securities of the Partnership of a class or type that are substantially the economic equivalent of the equity securities sold by AIMCO.

        (b) If AIMCO uses a portion of the net proceeds from a sale of its equity securities to pay or prepay a portion of the Promissory Note, and contributes the remaining portion of such net proceeds to the Partnership, the Partnership Units which are issued in exchange for such contribution pursuant to Section 4.3(E) of the Agreement shall be of the same class or type as those issued pursuant to Section 5(a)(ii) hereof.

        (c) The General Partner shall take all actions necessary to effect the creation and issuance of any equity securities of the Partnership necessary to give effect to Sections 5(a) and 5(b).

        (d) The Partnership will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Partnership Common Units or other equity securities on conversion of Class Thirteen Partnership Preferred Units pursuant hereto.

     6. Status of Reacquired Units.

     All Class Thirteen Partnership Preferred Units which shall have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

     7. Ranking.

     Any class or series of Partnership Units of the Partnership shall be deemed to rank:

        (a) prior or senior to the Class Thirteen Partnership Preferred Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class G Partnership Preferred Units, Class H Partnership Preferred Units, Class I Partnership Preferred Units, Class J Partnership Preferred Units, Class K Partnership Preferred Units, Class L Partnership Preferred Units, Class M Partnership Preferred Units, Class N Partnership Preferred Units, Class O Partnership Preferred Units, Class P Partnership Preferred Units, Class Q Partnership Preferred Units, Class R Partnership Preferred Units, Class S Partnership Preferred Units, Class T Partnership Preferred Units, Class U Partnership Preferred Units, Class V Partnership Preferred Units, Class W Partnership Preferred Units, Class X Partnership Preferred Units, Class Y Partnership Preferred Units, Class One Partnership Preferred Units, Class Two Partnership Preferred Units, Class Three Partnership Preferred Units, Class Four Partnership Preferred Units, Class Six Partnership Preferred Units, Class Seven Partnership Preferred Units, or Class Nine Partnership Preferred Units, or (ii) the holders of such class or series shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class Thirteen Partnership Preferred Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Senior Partnership Units”);

        (b) on a parity with the Class Thirteen Partnership Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class Thirteen Partnership Preferred Units if (i) such class or series of Partnership Units shall be Partnership Common Units, Class I High Performance Partnership Units, Class II High Performance Partnership Units, Class III High Performance Partnership Units, Class IV High Performance Partnership Units, Class V High Performance Partnership Units, Class VI High Performance Partnership Units, Class VII High Performance Partnership Units, Class Five Partnership Preferred Units, Class Eight Partnership Preferred Units, Class Ten Partnership Preferred Units, Class Eleven Partnership Preferred Units or Class Twelve Partnership Preferred Units, or (ii) the holders of such class or series of Partnership Units and the Class Thirteen Partnership Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Parity Partnership Units”); and

        (c) junior to the Class Thirteen Partnership Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of Class Thirteen Partnership Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in this paragraph being hereinafter referred to, collectively, as “Junior Partnership Units”).

     8. Special Allocations.

     Gross income and, if necessary, gain shall be allocated to the holders of Class Thirteen Partnership Preferred Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holders of Class Thirteen Partnership Preferred Units receive a distribution on any Class Thirteen Partnership Preferred Units (other than an amount included in any redemption pursuant to Section 5 hereof) with respect to such Fiscal Year.

     9. Restrictions on Ownership.

     The Class Thirteen Partnership Preferred Units shall be owned and held solely by the General Partner or the Special Limited Partner.

     10. General.

        (a) The ownership of Class Thirteen Partnership Preferred Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent conversion or any other event having an effect on the ownership of, Class Thirteen Partnership Preferred Units.

        (b) The rights of the General Partner and the Special Limited Partner, in their capacity as holders of the Class Thirteen Partnership Preferred Units, are in addition to and not in limitation of any other rights or authority of the General Partner or the Special Limited Partner, respectively, in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner or the Special Limited Partner under the Agreement, other than in their capacity as holders of the Class Thirteen Partnership Preferred Units.

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